EXHIBIT 10.27

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the "Amendment"), is entered into as of February 28, 2013, by and between SQUARE 1 BANK (the "Bank") and HEAT BIOLOGICS, INC. and HEAT BIOLOGICS I, INC. (collectively known as the "Borrower").

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of August 7, 2012 (as amended from time to time, the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)

Bank hereby waives Borrower's existing violation of the Equity Milestone covenant, as more particularly described in Section 6.7(b) of the Agreement (as in effect immediately prior to the date of this Amendment).

2)

Section 2.1 (b)(iii) of the Agreement is hereby amended and restated, as follows:

“(iii) Tranche B Term Loan. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) (the "Tranche B Term Loan", and together with the Tranche A Term Loans, the "Term Loans"). The amount of the Tranche B Term Loan shall be a multiple of $100,000. Borrower may request the Tranche B Term Loan at any time from the day on which Borrower achieves the Tranche B Equity Trigger Event until the Tranche B Term Loan Availability End Date. The proceeds of the Tranche B Term Loan shall be used for general working capital purposes and for capital expenditures.”

3)

Section 6.7 of the Agreement is hereby amended and restated, as follows:

“6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Until Borrower achieves the Equity Milestone set forth in Section 6.7(b) below, Borrower shall maintain the Cash Burn covenant set f0l1h in clause (i) below. Beginning on the date on which Borrower achieves the Equity Milestone, and at all times thereafter, Borrower shall instead maintain the Minimum Cash covenant set forrth in clause (ii) below.

(i) Cash Burn. Measured monthly as of the last day of each month, and calculated on an average trailing-three-months basis, a Cash Burn of not more than $225,000.

(ii) Minim um Cash. A balance of Cash at Bank of not less than $1,000,000, monitored on a daily basis. Notwithstanding the foregoing, if Borrower both (A) achieves the Performance Milestone set forth in Section 6.7(d) below and (B) delivers to Bank a term sheet or funding plan in form and content acceptable to Bank, then the foregoing minimum Cash at Bank level shall instead be $500,000.

(b) Equity Milestone. After February 15, 2013 but on or before March 15, 2013, Borrower shall have received at least $5,000,000 in net Cash proceeds from the sale or issuance of Borrower's equity securities to investors acceptable to Bank.

(c) Warrant Milestone. Upon requesting the Tranche B Term Loan, Borrower shall deliver to Bank a fully executed warrant in substantially the form of Exhibit E attached hereto. The initial exercise price of such warrant shall be the lowest price per share paid by investors in Borrower's most recent issuance, prior to the date of such request, of Borrower's preferred equity securities.

(d) Performance Milestone. On or before September 1, 2013, Borrower shall have enrolled at least one patient in Borrower's bladder cancer clinical trial.

In addition to the foregoing covenants, Bank shall in the future set milestone covenants based upon Borrower's Board-approved annual budget and product timeline, which shall be provided to Bank pursuant to Section 6.2(iii) herein, and incorporated into this Agreement through a written amendment, which Bank and Borrower hereby agree to execute promptly.”

4)

The following defined term is hereby added to Exhibit A to the Agreement, as follows:

"Tranche B Term Loan Availability End Date" means August 7, 2013.”

5)

The following defined term in Exhibit A to the Agreement is hereby amended and restated, as follows:

"Tranche B Equity Trigger Event" means the receipt by Borrower, after February 15, 2013 but on or before March 15, 2013, of net Cash proceeds of at least $5,000,000 from the sale or issuance of Borrower's equity securities to investors acceptable to Bank.”

6)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

7)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

8)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9)

As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)

this Amendment, duly executed by Borrower;

b)

payment of all Bank Expenses, including Bank's expenses for the documentation of this Amendment and any related documents, which may be debited from any of Borrower's accounts; and

c)

such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.